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                                  Exhibit 4(i)

                            HANOVER FOODS CORPORATION

                                     WAIVER

                 RE: NOTE AGREEMENT DATED AS OF DECEMBER 1, 1991



                                                                     Dated as of
                                                                  August 3, 2001


Allstate Life Insurance Company
3075 Sanders Road, Suite G3B
Northbrook, Illinois 60062

Attention: Private Placement Department

Ladies and Gentlemen:

Reference is made to the Note Agreement, dated as of December 1, 1991, as amended (the "Note Agreement"), pursuant to which Hanover Foods Corporation, a Pennsylvania corporation (the "Corporation"), issued $25,000,000 principal amount of its Senior Notes due March 15, 2007. Capitalized terms used herein and not otherwise defined shall have the meanings given thereto in the Note Agreement.

The Corporation requests that you waive compliance with a certain provision of the Note Agreement.

NOW, THEREFORE, in consideration of the premises and other good and sufficient consideration, the Corporation agrees with you as follows:

SECTION 1   WAIVER OF COMPLIANCE WITH SECTION 5.6(a) OF THE NOTE AGREEMENT

The Corporation is currently in noncompliance with Section 5.6(a) of the Note Agreement that requires the Corporation, at the end of each fiscal year, keep and maintain the ratio of Consolidated Current Assets to Consolidated Current Liabilities at not less than 1.25 to 1.00. As of May 28, 2000, the ratio of Consolidated Current Assets to Consolidated Current Liabilities was 1.09 to
1.00. The Corporation hereby requests that you waive such noncompliance for the fiscal year ending May 28, 2000 and you hereby consent to such waiver.

SECTION 2   REPRESENTATIONS AND WARRANTIES

The Corporation hereby represents and warrants that, other than the Event of Default specifically waived herein, no Default or Event of Default has occurred and is continuing

SECTION 3   MISCELLANEOUS

      3.1 Headings. The headings of the sections of this Waiver are for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

      3.2 Governing Law. This Waiver shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

      3.3 Ratification. Except to the extent expressly hereby modified or amended, the Note Agreement is in all respects hereby ratified, confirmed, and approved by the parties hereto.
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      3.4   Effective Date of Waiver.  This Waiver shall be effective when signed and delivered by the parties hereto.

Please signify your consent to this Waiver of the Note Agreement between you and the Corporation by signing and returning this Waiver.



                                          HANOVER FOODS CORPORATION



                                          /s/ Edward L. Boeckel, Jr.
                                          --------------------------
                                          Treasurer

Accepted as of the date first above written.


ALLSTATF, LIFE INSURANCE COMPANY

By: /s/ ILLEGIBLE
    -----------------

By: /s/ ILLEGIBLE
    -----------------
    Authorized Signatories